Exhibit 99.1
NEWS RELEASE

CONTACT:

Al Galgano
952-567-0295
Al.Galgano@spok.com
Spok Announces Declaration of Special Dividend
SPRINGFIELD, VA (December 20, 2016) -- Spok Holdings, Inc. (NASDAQ: SPOK), a global leader in critical communications, today announced that its Board of Directors has declared a special cash dividend of $0.25 per common share. The total amount of the special dividend payment will be approximately $5.2 million, based on the current number of shares outstanding. The special cash dividend is payable on January 17, 2017, to stockholders of record on January 4, 2017.
"We are pleased to follow through on the commitment we made at the beginning of the year, to return $21 million to our stockholders from our 2016 earnings," said Vincent D. Kelly, chief executive officer. "The Board’s decision to pay a special dividend reflects the success we have had in running our business and relentlessly pursuing operational excellence, while making progress on our long-term strategy to offer a single integrated healthcare communications platform, Spok Care Connect®."
About Spok
Spok, Inc., a wholly owned subsidiary of Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Springfield, Va., is proud to be the global leader in critical communications for healthcare, government, public safety, and other industries. We deliver smart, reliable solutions to help protect the health, well-being, and safety of people around the globe.  Our customers send over 100 million messages each month through their Spok® solutions, and they rely on Spok for workflow improvement, secure texting, paging services, contact center optimization, and public safety response.  When communications matter, Spok delivers.
Spok is a trademark of Spok Holdings, Inc.

Spok.com

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Spok’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Spok’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, continued demand for our software products and services, our ability to develop additional software solutions for our customers and manage our development as a global organization, the ability to manage operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, competition from other software providers, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.

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